
                                                                           EXHIBIT 12(A)

                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                      YEARS ENDED DECEMBER 31,
                                  --------------------------------------------------------------
                                     1991         1992         1993         1994        1995
                                  ----------   ----------   ----------   ----------   ----------
                                                      (THOUSANDS OF DOLLARS)
Net Income....................... $  545,479   $  475,936   $  614,868   $  659,406   $  616,964
Plus Income Taxes (A)............    261,912      223,782      307,414      301,447      325,737
                                  ----------   ----------   ----------   ----------   ----------
Income Before Income Taxes.......    807,391      699,718      922,282      960,853      942,701
                                  ----------   ----------   ----------   ----------   ----------
Fixed Charges
  Interest Charges (B)...........    358,517      401,902      389,956      395,925      406,869
  Interest Factor in Rentals.....      9,311        9,591       11,090       12,120       11,956
                                  ----------   ----------   ----------   ----------   ----------
          Total..................    367,828      411,493      401,046      408,045      418,825
                                  ----------   ----------   ----------   ----------   ----------
Earnings Before Fixed Charges.... $1,175,219   $1,111,211   $1,323,328   $1,368,898   $1,361,526
                                  ==========   ==========   ==========   ==========   ==========

Ratio............................       3.20         2.70         3.30         3.35         3.25
                                        ====         ====         ====         ====         ====

(A)  Includes state income taxes and federal income taxes for other income.

(B)  Excludes 1991 and 1992 interest expense on decommissioning costs of $6,956 and $5,208, respectively.  Effective January 1, 1992, accounting was changed to follow Federal Energy
     Regulatory Commission guidelines.